EXHIBIT 99.1

Airspan Networks Announces

Third Quarter Financial Results and Letter of Intent to Acquire Nortel

Networks Fixed Wireless Access Business

BOCA RATON, Fla. – November 5, 2003 – Airspan Networks Inc. (Nasdaq: AIRN) today announced third quarter financial results for the period ending September 28, 2003. The company reported revenues for the third quarter of $6.3 million. The net loss attributable to common stockholders for the third quarter of 2003 was $0.19 per share, versus a loss of $0.30 per share in the second quarter of 2003 and a loss of $0.14 per share in the third quarter of 2002.

Third quarter revenues were $6.3 million, compared to the $7.5 million recorded in the second quarter of 2003 and $9.0 million recorded in the third quarter of 2002. Gross profit for the third quarter was $0.6 million, or ten percent of revenue, compared to a gross loss of $2.6 million for the preceding quarter. The company recorded a gross profit of $2.5 million, or 28 percent of revenue, for the third quarter of 2002. Operating expenses for the third quarter 2003 totalled $7.8 million, compared to $8.9 million in the second quarter of 2003 and $8.1 million in the third quarter of 2002.

The company’s cash balance at the close of the third quarter 2003 stood at $36.6 million, of which $1.4 million was restricted cash. Total cash usage in the third quarter was approximately $3.2 million.

“The decline we saw in revenue in the third quarter was due to changed timing on several larger pending projects,” said Eric Stonestrom, president and chief executive officer of Airspan. “Our third quarter revenues grew over the second quarter 2003 in Europe and the Americas, but fell in Africa. Revenues in Asia were flat compared to the second quarter 2003, with increased China revenues offsetting lower revenues from New Zealand due to project phasing there. The growth in the number of countries where we are selling WipLL, which is now available in a range of frequencies not matched by any competitor, also confirms the potential for this product line worldwide.”

For the nine-month period ended September 28, 2003, revenue totalled $21.6 million versus $15.1 million in the corresponding period last year, an increase of 44 percent. Gross profit was 3 percent for the 2003 period and 9 percent for 2002, including provisions for inventory in both periods. Operating expenses totalled $25.5 million for the nine months of 2003 compared to $26.2 million for the corresponding period in 2002. Net loss for the first nine months of 2003 was $22.8 million, or $0.65 per share, compared with a net loss of $23.5 million, or $0.67 per share, for the same period in 2002.

“While the quarter revenues did not meet our expectations, we are pleased with the improvements in the business metrics we control directly,” explained Peter Aronstam, chief financial officer. “Our inventory and receivables continue to fall. Our operating costs are also declining, as we continue to find efficiencies by reducing headcount. Operating expenses in the quarter were $1.1 million lower than the second quarter 2003. The improvements in working capital and operating expenses translate into the low cash burn we saw in the quarter. We expect to see further improvements in these metrics for the underlying business in the next quarter.”

Eric Stonestrom continued, “The Company today announced plans to acquire Nortel Networks’ fixed wireless business. We expect to close the deal in the fourth quarter. Upon closing, this acquisition will give us an additional substantial revenue base going forward as well as a relationship with one of the world’s largest fixed wireless operators. Our strategy to develop a profitable business will be strengthened by this acquisition. The combination of a modestly improving business for our current products together with the new revenue stream will provide a roadmap to profitability. Airspan is expecting revenue growth for 2003 year over year on a full year calendar basis, and the acquisition will have a significant effect on next year’s results. The fourth quarter revenues may or may not be impacted by this acquisition depending on timing of close, and we expect fourth quarter revenues from our existing businesses will be flat with the third quarter. As recently shown in our Intel announcement, we are also investing significant resources in the WiMAX initiative, which is expected to expand the addressable market further in the 2005 timeframe.”

The company has scheduled an investor conference call for 5 p.m. EDT today. The dial-in numbers for the live conference call are as follows: US toll-free number is 1-800-565-7630; international access dial-in number is 1-703-464-5615. There will be a live webcast of the conference call available on the investor relations section of the Airspan Web site at www.airspan.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. A telephone replay of the call will also be available. The US toll-free number for the replay is 1-888-211-2648; international access number for the replay is 703-925-2474. Please reference the Airspan Networks third quarter conference call.

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About Airspan Networks Airspan Networks provides wireless DSL systems and solutions to both licensed and unlicensed operators around the world in frequency bands between 700 MHz to 4 GHz, including both PCS and 3.5GHz. Additionally, Airspan has developed enhanced versions of its WipLL product, which in addition to the 2.4GHz and 3.5GHz ranges, serves licensed operators in the USA in the 700MHz range, and unlicensed operators in the 5.7-5.8GHz range. Airspan continues to evolve its products in order to meet new 802.11b and 802.16a IEEE standards. The company has deployments with more than 120 operators in more than 60 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom. More information on Airspan can be found at http://www.airspan.com

Except for historical matters contained herein, this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements made in this press release that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements also include statements concerning certain anticipated restructuring activities for the fourth quarter of 2003, Airspan’s ability to close the acquisition from Nortel Networks and generate revenues from the Nortel Networks customer base, to improve operating efficiencies and return to profitability and Airspan’s ability to seize growth opportunities, and are subject to risks and uncertainties that could cause actual results to differ materially. Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; and (v) a loss of any of our key customers. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

For media inquiries, contact:

Airspan Networks:

Al Quintana

Senior Director, Marketing Communications

Tel: +1 561 893-8683

Fax: +1 561 893-8681

Email: aquintana@airspan.com

For Investment inquiries, contact:

Airspan Networks:

Peter Aronstam

Chief Financial Officer

Tel: +1 561 893-8682

Fax: +1 561 893-8671

Email: paronstam@airspan.com

Airspan Networks Inc

Consolidated Balance Sheets

(in thousands)

	December 31, 2002	September 28, 2003 (unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$48,167	$35,256
Restricted cash	2,146	1,380
Short term investments	5,074	—
Accounts receivable	14,328	12,030
Unbilled accounts receivable	152	97
Inventory	17,627	11,352
Prepaid expenses and other current assets	3,914	3,325

Total Current Assets	91,408	63,440

Property, plant and equipment, net	4,137	3,351
Goodwill, net	784	784
Intangible assets, net	626	496
Other non-current assets	906	941

Total Assets	$97,861	$69,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$7,759	$5,837
Accrued taxes	481	740
Deferred revenue	922	471
Other accrued expenses	8,099	7,083
Current portion of long-term debt	2,500	—

Total Current Liabilities	19,761	14,131

Stockholders’ Equity
Common stock	10	11
Note receivable—stockholder	(130)	(130)
Additional paid in capital	214,727	215,141
Treasury stock	(405)	(797)
Other comprehensive income	1,562	1,101
Accumulated deficit	(137,664)	(160,445)

Total Stockholders’ Equity	78,100	54,881

Total Liabilities and Stockholders’ Equity	$97,861	$69,012

Airspan Networks Inc

Consolidated Statements of Income

(in thousands except for share and per share data)

	Three months ended		Nine months ended
	September 29, 2002	September 28, 2003	September 29, 2002	September 28, 2003
	(unaudited)		(unaudited)
Revenue	$9,036	$6,293	$15,068	$21,628
Cost of revenue	(6,538)	(5,656)	(11,715)	(16,613)
Inventory provision	—	—	(2,001)	(4,398)

Gross profit	2,498	637	1,352	617

Operating expenses:
Research and development	3,343	3,413	10,066	10,802
Sales and marketing	2,272	2,269	7,513	7,529
Bad debt provision	—	—	1,518	—
General and administration	2,236	2,037	6,621	6,675
Amortization of intangibles	—	44	—	131
Restructuring provision	278	46	445	319

Total operating expenses	8,129	7,809	26,163	25,456

Loss from operations	(5,631)	(7,172)	(24,811)	(24,839)
Net interest and other income	673	385	1,361	2,062

Loss before tax	(4,958)	(6,787)	(23,450)	(22,777)

Income tax charge	—	—	2	4

Net loss	$(4,958)	$(6,787)	$(23,452)	$(22,781)

Net loss per share
—basic and diluted	$(0.14)	$(0.19)	$(0.67)	$(0.65)

Weighted average shares outstanding
—basic and diluted	35,369,872	35,144,080	35,212,453	34,952,376

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